NEWS RELEASE
January 5, 2016

FOR IMMEDIATE RELEASE
Contact: Michael J. Blodnick
(406) 751-4701

GLACIER BANCORP, INC.
APPOINTS BOARD MEMBER

KALISPELL, MONTANA - Glacier Bancorp, Inc.'s (NASDAQ GS: GBCI) Board of Directors, at a recent meeting announced the appointment of Mark J. Semmens as a Director of the Company. Semmens was also appointed to the Company’s Audit, Compliance, Compensation, Nominating/Governance and Risk Committees.

Prior to his retirement at the end of 2015, Semmens served as Managing Director of Investment Banking at D.A. Davidson & Co., a full-service investment firm based in Great Falls, Montana. In that capacity, he served as the lead investment banking advisor to Glacier Bancorp for 25 years, advising the Company on approximately 20 acquisitions and four capital raises. Semmens’ career at D.A. Davidson spanned 30 years and included roles on the firm’s board of directors, management committee and executive committee. He also has an extensive background in higher education, having served as a board member (and in the latter two cases, Chairman) of the Montana Board of Regents, the Montana Higher Education Student Assistance Corporation, and the Carroll College Board of Trustees.

Semmens is a graduate of Carroll College with degrees in Business Administration and Finance. He lives in Great Falls, Montana.

Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell and bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown; all operating in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, operating in Colorado; First Bank of Wyoming, Powell, and First State Bank, Wheatland, both operating in Wyoming; and North Cascades Bank, Chelan, with operations in Washington.